Exhibit 4.3

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE TO BE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY AND ANY AMOUNT PAYABLE THEREUNDER IS MADE PAYABLE TO CEDE & CO. OR TO SUCH OTHER NAME, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATED SECURITIES REGISTERED IN THE NAMES OF THE VARIOUS BENEFICIAL HOLDERS HEREOF AS THEN CERTIFIED TO THE COMPANY BY THE DEPOSITORY OR A SUCCESSOR DEPOSITORY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

COSTCO WHOLESALE CORPORATION

2.750% SENIOR NOTE DUE MAY 18, 2024

No. [R-1/R-2]	$[500,000,000/500,000,000]

CUSIP: 22160K AL9

ISIN: US22160KAL98

COMMON CODE: 161636916

COSTCO WHOLESALE CORPORATION, a Washington corporation (herein called the “Company”, which term shall refer to such Company until a successor corporation shall have become such pursuant to the provisions of the Indenture referred to herein and thereafter “Company” shall mean such successor corporation), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[500,000,000/500,000,000] ([Five Hundred Million/Five Hundred Million] Dollars) on May 18, 2024 (the “Stated Maturity Date”), unless redeemed in full prior to such date in accordance with the provisions specified herein, and to pay interest on the outstanding principal amount hereof from May 18, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on May 18 and November 18 in each year, commencing November 18, 2017, at the rate of 2.750% per annum, until the principal hereof is paid or made duly available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be (in each case whether or not a Business Day) May 3 or November 3, as the case may be, next preceding such Interest Payment Date. Any interest not punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee referred to herein, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and Make-Whole Amount, if any, and interest on this Security will be made in immediately available funds at the corporate trust office of U.S. Bank National Association in St. Paul, Minnesota or in the Borough of Manhattan, in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Security is one of a duly authorized issue of debt securities of the Company (the “Debt Securities”), issued and to be issued in one or more series under that certain First Supplemental Indenture dated as of March 20, 2002 (the “Supplemental Indenture”), to that certain Senior Debt Securities Indenture dated as of October 26, 2001 (together with the Supplemental Indenture, the “Indenture,” which term includes any future indentures supplemental thereto), between the Company and U.S. Bank National Association, as Trustee (the “Trustee,” which term includes any successor trustee or trustees under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Indenture.

This Security is one of the series of Debt Securities designated as “2.750% Senior Notes due May 18, 2024” (the “Securities”) limited initially in aggregate principal amount to $1,000,000,000 (One Billion Dollars) subject to the provisions of the Indenture.

At any time prior to March 18, 2024, the Company may, at its option, at any time and from time to time, redeem all or any portion of the Securities on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of such Securities to be redeemed. The Securities will be redeemable at a Redemption Price as calculated by the Company, plus accrued interest to the Redemption Date, equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due after the related Redemption Date but for such redemption (except that, if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) (the “Make-Whole Amount”). The discount rate for the Securities will be the Treasury Rate plus 10 basis points.

At any time on or after March 18, 2024, the Company may, at its option, at any time and from time to time, redeem all or any portion of the Securities on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of such Securities to be redeemed at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued interest to the Redemption Date.

Notwithstanding anything contained in the Indenture to the contrary, “Treasury Rate,” “Comparable Treasury Issue,” “Comparable Treasury Price,” “Reference Treasury Dealer” and “Reference Treasury Dealer Quotations” as used with respect to this Security, shall have the following meanings:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date or, in the case of satisfaction and discharge and defeasance, as of the second Business Day prior to the deposit of funds to pay the Securities with the Trustee) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities of the relevant series.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date or, in the case of satisfaction and discharge and defeasance, as of the third Business Day preceding the deposit of funds to pay the Securities with the Trustee, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., or its successor, and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date or, in the case of satisfaction and discharge and defeasance, as of the third business day preceding the deposit of funds to pay the Securities with the Trustee.

In the event of a Change of Control Triggering Event, unless the Company has exercised its right to redeem this Security, the Holder has the right to require the Company to purchase for cash this Security. The Company will purchase this Security at a price equal to 101% of the aggregate principal amount of Securities to be purchased plus accrued and unpaid interest to, but excluding, the Change of Control Payment Date (the “Change of Control Payment”).

Within 15 days following any Change of Control Triggering Event, the Company must mail written notice to the Trustee and each Holder of Securities describing the transaction or transactions constituting a Change of Control Triggering Event and publish the notice in an Authorized Newspaper. The notice must state (1) the events causing the Change of Control Triggering Event and the date of the Change of Control Triggering Event, (2) the date by which notice of the Change of Control Triggering Event is required to be given, (3) the Change of Control Payment Date, (4) the Change of Control Payment, (5) the name and address of the Trustee, (6) the procedure for surrendering the Securities to the Trustee or other designated office or agency for payment, (7) a statement of the Company’s obligation to make prompt payment upon proper surrender of the Securities, (8) the procedure for Holders’ exercise of rights of sale of the Securities and (9) the procedure by which a holder may withdraw tender of the Securities.

On the Change of Control Payment Date, the Company will (1) accept for payment all Securities, in whole or in part, properly tendered, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities, in whole or in part, properly tendered and (3) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities, in whole or in part, being purchased.

The Company will not purchase any Securities if there has occurred and is continuing at the Change of Control Payment Date an Event of Default under the Indenture, other than default in payment of the purchase price payable for the Securities upon a Change of Control Triggering Event.

Notwithstanding anything contained in the Indenture to the contrary, “Change of Control Triggering Event,” “Below Investment Grade Rating Event,” “Change of Control,” “Continuing Directors,” “Investment Grade Rating,” “Moody’s,” “Rating Agencies,” “S&P” and “Change of Control Payment Date” as used with respect to this Security, shall have the following meanings:

“Below Investment Grade Rating Event” means the Securities are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that would, if consummated, result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of either 50% or more of the Company’s common stock then outstanding or 50% or more of the voting power of the Company’s voting stock then outstanding; (2) the completion of any sale, transfer, lease, or conveyance of the Company’s properties and assets substantially as an entirety to any person or persons that is not a Subsidiary of the Company, as such term is defined in the Indenture; (3) the completion of a consolidation or merger of the Company with or into any other person or entity in a transaction in which either the Company is not the sole surviving corporation or the Company’s common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging the Company’s common stock do not, as a result of the transaction, receive either 75% or more of the survivor’s common stock or 75% or more of the voting power of the survivor’s voting stock or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Payment Date” means the date, which will be no earlier than 30 days and no later than 60 days after the date of notice of the occurrence of the Change of Control Triggering Event is mailed, by which the Company must purchase the Securities the Company is obligated to purchase pursuant to the Holder’s exercise of rights on a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on May 9, 2017; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Interest payable on this Security on any Interest Payment Date, Stated Maturity Date and Redemption Date, as the case may be, will be the amount of interest accrued during the applicable Interest Period.

An “Interest Period” is each period from and including the immediately preceding Interest Payment Date (or from and including May 18, 2017 in the case of the initial Interest Period) to but excluding the applicable Interest Payment Date, Stated Maturity Date or the Redemption Date, as the case may be. If any Interest Payment Date, Stated Maturity Date or Redemption Date falls on a day that is not a Business Day, principal, Make-Whole Amount, if any, and interest payable on such date will be paid on the succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such date to such succeeding Business Day.

“Business Day” means any day, other than a Saturday or a Sunday, on which banking institutions in New York, New York are not required or authorized by law or executive order to close.

If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may, and in certain cases, shall be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class). The Indenture also provides that, regarding the Debt Securities of any series, the Holders of not less than a majority in principal amount of the Debt Securities at the time Outstanding of such series may waive certain past defaults and their consequences on behalf of the Holders of all Debt Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provisions of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any Make-Whole Amount and interest on this Security at the times, place and rate, and in the coin or currency, herein and in the Indenture provided; subject, however, to the provisions for discharge of the Company from its obligations under the Securities upon satisfaction of the conditions set forth in the Indenture.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and Make-Whole Amount, if any, and interest on this Security are payable, when duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for a like aggregate principal amount and tenor will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and any larger amount that is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations herein and therein set forth, Securities are exchangeable for a like aggregate principal amount and tenor of Securities of a different authorized denomination, upon surrender of the Securities to be exchanged at the office or agency of the Company in any place where the principal of and Make-Whole Amount, if any, and interest on this Security are payable.

No service charge shall be made for any registration of transfer or exchange of this Security, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

This Security is not subject to a sinking fund requirement.

As provided in the Indenture, no recourse shall be had for the payment of the principal of or Make-Whole Amount or the interest on this Security, or any part hereof, or for any claim based hereon or otherwise in respect hereof, or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Company in the Indenture, against any incorporator, direct or indirect stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation (either directly or through the Company or any such successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all liability, if any, of that character against every such incorporator, stockholder, officer and director being by the acceptance hereof, and as a condition of and as part of the consideration for the issue hereof, expressly waived and released.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

Except as otherwise provided herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

COSTCO WHOLESALE CORPORATION

By:
Richard A. Galanti
Executive Vice President and
Chief Financial Officer

Attest:

John Sullivan, Secretary

Company Signature Page to No. [R-1/R-2] 2.750% Senior Note Due May 18, 2024

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and issued under the within mentioned Indenture.

Dated: May 18, 2017

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Trustee Signature Page to No. [R-1/R-2] 2.750% Senior Note Due May 18, 2024

ABBREVIATIONS

The following abbreviations, when used in the inscription on this Security, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM TEN ENT	— as tenants in common — as tenants by the entireties with right of survivorship and not as tenants in common	UNIF GIFT MIN ACT
JT TEN	— as joint tenants with right of survivorship and not as tenants in common	Custodian (Cust)

(Minor) Under Uniform Gifts to Minor Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF

ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within Security of Costco Wholesale Corporation, and irrevocably constitutes and appoints to transfer said Security on the books of the within named Company, with full power of substitution in the premises.

Dated:

The signature to this assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement, or any change whatsoever.

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.